Exhibit 99.1

Contact:	Chris Papa
Post Properties, Inc.
(404) 846-5000

Post Names John Morgan to Board of Directors

Announces Results of Annual Shareholders Meeting

ATLANTA, June 3, 2015 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, announced today that Mr. John F. Morgan, Sr., 68, has been appointed to its Board of Directors, and to its Audit and Nominating and Corporate Governance Committees. Mr. Morgan is the owner and manager of Morgan Timber, LLC, a private timberland and real estate management services company, and South Coast Commercial, LLC, a real estate investment firm. Mr. Morgan has also held positions in banking and public securities investment management, including as a co-founder of INVESCO Capital Management. Mr. Morgan serves as the non-executive chairman of Plum Creek Timber Company, Inc. (NYSE: PCL), a publicly-traded real estate investment trust that owns and manages timberlands, and chairs the board of trustees of Emory University.

The Company also announced today that Herschel M. Bloom will retire from the Board of Directors when his term expires on the date of the 2016 Annual Meeting. Mr. Bloom has served as a director since 1994.

Post Properties also announced today that shareholders at the Company’s Annual Meeting elected the Board’s eight nominees, voted to approve, on an advisory basis, executive compensation, and ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2015.

About Post Properties

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high-density urban and resort-style garden apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties has interests in 23,350 apartment units in 59 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,819 apartment units in five communities currently under development.